Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2017, relating to the financial statements and financial highlights, which appear in Value Line Mid Cap Focused Fund, Inc.’s, Value Line Income and Growth Fund, Inc.’s, Value Line Larger Companies Focused Fund, Inc.’s, and Value Line Premier Growth Fund, Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings: “Financial Highlights”, “Other Service Providers”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 29, 2017